UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Schedule 14C

(Rule 14c-101)

Schedule 14C Information

Information Statement pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary information statement.

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)).

☑	Definitive information statement.

CLEARWATER INVESTMENT TRUST
(Name of Registrant as Specified in Its Charter)

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Exchange Act Rules 14c-5(g) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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Clearwater Investment Trust

30 East 7th Street

St. Paul, Minnesota 55101-4930

December 14, 2020

Dear Shareholder,

In a supplement to the prospectus of the Clearwater Select Equity Fund (formerly Clearwater Small Companies Fund) (the “Fund”) dated September 28, 2020, and sent to you shortly thereafter, the Clearwater Investment Trust described the hiring of a new subadviser to the Fund. The hiring of Jackson Square Partners, LLC (“Jackson Square”) was approved by the Clearwater Investment Trust Board of Trustees on September 18, 2020.

We are now providing to you what is commonly referred to as an “Information Statement,” which provides you with additional information regarding Jackson Square, as well as the factors considered by the Board of Trustees in approving the subadvisory agreement with the firm.

This Information Statement does not require any action by you as a shareholder, but I encourage you to read this material and inform your Client Advisor or Financial Manager at Fiduciary Counselling, Inc. if you have any questions.

Sincerely,

Justin H. Weyerhaeuser
President and Treasurer
Clearwater Investment Trust

Clearwater Investment Trust
Clearwater Select Equity Fund (formerly Clearwater Small Companies Fund)
December 14, 2020
Information Statement Regarding New Investment Subadvisory Agreement with
Jackson Square Partners, LLC

This Information Statement is being furnished on behalf of the Board of Trustees (the “Trustees”) of the Clearwater Investment Trust (the “Trust”) to inform shareholders of the Clearwater Select Equity Fund (formerly Clearwater Small Companies Fund) (the “Fund”) as to the hiring of a new subadviser of the Fund. In connection with the hiring of the new subadviser, the Trustees approved a new subadvisory agreement among the Trust, Clearwater Management Co., Inc. (“CMC”), and Jackson Square Partners, LLC (“Jackson Square”) (the “Jackson Square Agreement”). The hiring of Jackson Square was approved by the Trustees upon the recommendation of CMC, which serves as investment adviser to the Fund. The hiring of this subadviser by the Trustees was done without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) granted to the Trust and CMC on November 14, 2001 (the “Exemptive Order”).

This Information Statement is being mailed on or about December 14, 2020, to shareholders of record of the Fund as of December 11, 2020. This Information Statement requires NO ACTION from you as a shareholder.

INTRODUCTION

CMC is the investment adviser to the series of the Trust, including the Fund. CMC and the Fund’s Trustees have delegated responsibility for managing the assets in the Fund’s investment portfolio to certain subadvisers. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires that shareholders of a mutual fund approve investment advisory or subadvisory agreements to the mutual fund. However, the Exemptive Order permits the Trust and CMC, subject to certain conditions, and subject to approval by the Trustees, to hire unaffiliated subadvisers without shareholder approval. Therefore, CMC and the Trust may hire or replace subadvisers to the Fund that are unaffiliated with the Trust or CMC without shareholder approval. CMC and the Trust may also materially amend subadvisory agreements without obtaining shareholder approval.

Consistent with the Exemptive Order, at a meeting held on September 18, 2020, the Trustees, including a majority of the Trustees who are not “interested persons” of the Trust or of CMC, as defined under the 1940 Act (collectively, the “Independent Trustees”), approved the Jackson Square Agreement. As discussed later in this Information Statement, the Trustees carefully considered the subadvisory arrangement and concluded that the approval of the agreement was in the best interests of the Fund and its shareholders.

As a condition to relying on the Exemptive Order, the Trust and CMC are required to furnish the Fund’s shareholders with information about Jackson Square within ninety days from the date on which it was hired. This Information Statement is intended to provide such information, as well as additional details of the Jackson Square Agreement.

WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THE ADVISER

CMC is a privately-owned corporation organized under the laws of the State of Minnesota, and is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). CMC serves as the Fund’s investment adviser pursuant to the management contract between the Fund and CMC, dated March 1, 1998 and as amended time to time. CMC has been in the investment management business since 1987. CMC’s address is 30 East 7th Street, Suite 2000, St. Paul, Minnesota 55101. Pursuant to the Exemptive Order, subject to the approval of the Trustees, CMC may select subadvisers to serve as portfolio managers of the funds it manages or materially modify an existing subadvisory agreement without obtaining shareholder approval of a new or amended subadvisory agreement. CMC has ultimate responsibility to oversee and to recommend the hiring, termination and replacement of any subadviser. As a result, CMC selects and supervises subadvisers for the Fund and administers the Fund’s business operations. Under its management contract with the Fund, CMC is also responsible for paying directly all expenses of the Fund other than commissions and other charges related to the purchase and sale of portfolio securities and other assets, taxes, interest and extraordinary expenses, including without limitation litigation expenses. Pursuant to the management contract, the Trust compensates CMC for these services to the Fund by paying CMC an annual advisory fee of 1.35% of the average daily net assets under management. As of the date of this Information Statement, CMC is voluntarily waiving a portion of its annual advisory fee, and is being compensated at the rate of 0.91% of the average daily net assets under management.

William Driscoll is CMC’s Chairman, President and Treasurer and also serves as a director of CMC. Courtland B. Cunningham is CMC’s Vice President and Secretary and also serves as a director of CMC. The other directors of CMC are: Elizabeth D. Hlavka, Samuel B. Carr, Jr., Catherine L. Weyerhaeuser, Frank W. Piasecki, Daniel C. Titcomb, Vivian W. Day, Michael J. Slocum, Richard W. Middleton, and Gregory W. Piasecki (non-voting). Karen P. Rau is Chief Compliance Officer of CMC. The address of each director and officer is 30 East 7th Street, Suite 2000, St. Paul, Minnesota 55101.

JACKSON SQUARE

Jackson Square is an investment adviser registered under the Advisers Act. Jackson Square is organized as a Delaware limited liability company and is a registered investment adviser under the Advisers Act. Jackson Square’s address is One Letterman Drive, Building A, Suite A3-200, San Francisco, CA 94129. Jackson Square’s owners are California Street Partners, LP and Affiliated Managers Group, Inc. California Street Partners, LP represents the collective ownership of certain members of the investment team and other key employees of Jackson Square. Affiliated Managers Group, Inc. is a passive owner of Jackson Square; it does not have the right to elect any member of the board of managers of Jackson Square and does not have the power, directly or indirectly, to direct the management or policies of Jackson Square, whether through ownership of securities, by contract, or otherwise. Consequently, Affiliated Managers Group, Inc. is not deemed to be a “control person,” an “advisory affiliate” or a “related person” of Jackson Square.

Jackson Square was approved by the Trustees to serve as a subadviser to the Fund at a meeting of the Trustees held on September 18, 2020. Jackson Square is not affiliated with CMC or the Trust. Jackson Square will perform its duties and provide services subject to the oversight and supervision of CMC.

Jackson Square provides similar advisory services to other registered investment companies as described in the table below.

Name of Fund	Approximate Fund Assets Attributable to Jackson Square as of September 30, 2020	Advisory Fee (annually, as % of daily net assets)	Waiver of Advisory Fee
Jackson Square SMID-Cap Growth Fund	$1,415.2 million	0.75%	N/A

The names and principal occupations of the principal executive officers of Jackson Square are listed below. The address of each principal executive officer is One Letterman Drive, Building A, Suite A3-200, San Francisco, CA 94129.

Name	Title

Jeffrey S. Van Harte	Chairman and Chief Investment Officer

Kevin J. Brown	Member of the Board of Directors and Managing Partner

Van Tran	Chief Financial Officer

Daniel J. Prislin	Member of the Board of Directors and Portfolio Manager

APPOINTMENT OF JACKSON SQUARE AS SUBADVISER TO THE FUND

At the meeting on September 18, 2020, the Trustees approved the appointment of Jackson Square as subadviser to the Fund. Cooke & Bieler, L.P., Kennedy Capital Management, Inc., Parametric Portfolio Associates LLC and Pzena Investment Management LLC continue to serve as subadvisers to the Fund, although the allocation to Kennedy Capital Management, Inc. was reduced in connection with the appointment of Jackson Square. Fiduciary Counselling, Inc. also acts as a subadviser to the Fund, but does not provide day-to-day management.

TERMS OF THE JACSON SQUARE AGREEMENT

The Jackson Square Agreement was approved by the Trustees on September 18, 2020, as noted above, and has an initial term of two years from the effective date. Thereafter, continuance of the Jackson Square Agreement shall be subject to the specific approval, at least annually, of a vote of the majority of outstanding voting securities (as that term is defined in the 1940 Act) of the Fund, or by the Trustees, as well as the approval by a majority of the Independent Trustees, at a meeting called for the purpose of voting on such approval.

The Jackson Square Agreement may be terminated by: (i) CMC at any time without penalty, upon 60 days’ written notice to Jackson Square and the Trust; (ii) the Trust at any time without penalty, upon the vote of a majority of the Trustees or a majority of the outstanding voting securities of the Fund, upon 60 days’ written notice to CMC and Jackson Square; or (iii) by Jackson Square at any time without penalty, upon 60 days’ written notice to CMC and the Trust. Further, the Jackson Square Agreement provides for automatic termination in the event of its assignment or if the management contract between the Trust and CMC is assigned or terminates.

Under the Jackson Square Agreement, Jackson Square will act as investment subadviser for that portion of the assets of the Fund that CMC determines to allocate to Jackson Square from time to time. As investment subadviser, Jackson Square will, among other things, provide a continuous investment program for the allocated assets and determine the composition of the assets, including determination of the purchase, retention or sale of the securities, cash and other investments contained in the portfolio.

Fees payable to Jackson Square under the Jackson Square Agreement, are calculated and accrued daily based upon the average daily net assets of the Fund under Jackson Square’s management and are paid quarterly by CMC. Jackson Square is compensated out of the fees CMC receives from the Fund. CMC pays Jackson Square a fee based on a fee schedule that includes breakpoints. Based on the assets currently allocated to Jackson Square, the effective fee rate is 0.72% of average daily net assets.

The Jackson Square Agreement requires that Jackson Square assist CMC and the Trust in complying with the Trust’s obligations under Rule 38a-1 of the 1940 Act. As part of this requirement, Jackson Square is responsible for providing information about Jackson Square’s compliance program adopted pursuant to Rule 206(4)-7 under the Advisers Act to the Trust’s chief compliance officer, as well as reports on any material changes to, or material deficiencies in, that compliance program. Jackson Square is further required to notify CMC in the event of certain actions by the Commission (or the commencement of proceedings that are likely to result in such actions), which limit Jackson Square’s activities, functions or operations, including censuring or revoking the registration of Jackson Square as an investment adviser, or when Jackson Square reasonably believes that the Fund may no longer qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. Similarly, CMC is required to notify Jackson Square in the event of certain actions by the Commission (or the commencement of proceedings that may result in such actions), including censuring CMC or the Trust, placing limitations upon either of their activities, functions or operations, or revoking the registration of CMC as an investment adviser, or when CMC reasonably believes that the Fund may no longer qualify as a regulated investment company under Subchapter M of the Code.

The Jackson Square Agreement also states that in selecting brokers or dealers and in placing orders for the purchase or sale of portfolio securities, Jackson Square primary consideration in effecting a security transaction will be to obtain best execution for the Fund, taking into account the factors specified in the Prospectus and/or Statement of Additional Information for the Trust. The Jackson Square Agreement further provides that consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, and the rules and interpretations of the SEC thereunder, Jackson Square shall not be deemed to have acted unlawfully or to have breached any duty created by the Jackson Square Agreement or otherwise solely by reason of its having caused the Fund to pay a broker-dealer for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if Jackson Square or its affiliate determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or Jackson Square’s or its affiliate’s overall responsibilities with respect to the Fund and to their other clients as to which they exercise investment discretion.

The Jackson Square Agreement states that Jackson Square shall exercise its best judgment in rendering the services thereunder and, except as may be required by the 1940 Act or the rules thereunder or other applicable law, Jackson Square, its affiliated persons, and its controlling persons shall not be liable for, or subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the Jackson Square Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of Jackson Square’s duties, or by reckless disregard of Jackson Square’s obligations and duties under, the Jackson Square Agreement.

Pursuant to the Jackson Square Agreement, CMC agrees to indemnify and hold harmless Jackson Square, its affiliated persons, and its controlling persons against any and all losses, claims, damages, liabilities or litigation which may be based upon: (i) any willful misfeasance, bad faith or gross negligence in the performance of CMC’s duties or reckless disregard of its obligations and duties under the Jackson Square Agreement by CMC or by any of its employees or representatives or any affiliate of or any person acting on behalf of CMC; or (ii) any untrue statement or alleged untrue statement of a material fact supplied by, or which is the responsibility of CMC and contained in the registration statement or prospectus covering shares of the Fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact known or which should have been known to CMC and was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to CMC, the Trust or to any affiliated person of CMC by an indemnified person of Jackson Square. The Jackson Square Agreement also states that Jackson Square agrees to indemnify and hold harmless CMC, the Trust, any affiliated person of CMC or the Trust, and each controlling person of CMC or the Trust against any and all losses, claims, damages, liabilities or litigation which may be based upon: (i) any willful misfeasance, bad faith or gross negligence in the performance of Jackson Square’s duties or reckless disregard of its obligations and duties under the Jackson Square Agreement by Jackson Square or by any of its employees or representatives or any affiliate of or any person acting on behalf of Jackson Square; or (ii) any untrue statement or alleged untrue statement of a material fact contained in the registration statement or prospectus covering the shares of the Fund, or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact known or which should have been known to Jackson Square and was required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished to CMC, the Trust or any affiliated person of CMC or the Trust by Jackson Square or any affiliated person of Jackson Square. Pursuant to the Jackson Square Agreement, neither CMC nor Jackson Square is responsible for indemnification where the indemnified party’s liability stems from such party’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties, under the Jackson Square Agreement.

The Jackson Square Agreement provides that Jackson Square will pay all expenses incurred by it and its staff for their activities in connection with its portfolio management duties under the Jackson Square Agreement, and further lists the expenses of the Trust’s operations for which CMC and the Trust are responsible.

The Jackson Square Agreement provides that the records maintained by Jackson Square for the Fund are the property of the Trust. Jackson Square agrees to surrender promptly to the Trust any of such records upon the Trust’s or CMC’s request; provided, however, that Jackson Square may, at its own expense, make and retain a copy of such records. The Jackson Square Agreement also requires the subadviser to maintain records in accordance with Rule 31a-1 under the 1940 Act and Rule 204-2 under the Advisers Act for the period specified in Rule 31a-2 under the 1940 Act and Rule 204-2 under the Advisers Act, respectively.

The Jackson Square Agreement provides that Jackson Square will assist the custodian and portfolio accounting agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the registration statement for the Trust, the value of any portfolio securities or other assets of the Trust allocated to Jackson Square for which the custodian and portfolio accounting agent seek assistance from, or identify for review by, Jackson Square.

The Jackson Square Agreement provides that Jackson Square will, absent contrary instructions received in writing from the Trust, vote all proxies solicited by or with respect to the issuers of securities held by the Fund in accordance with applicable fiduciary obligations.

CMC’S RECOMMENDATION AND THE TRUSTEES’ DECISION REGARDING JACKSON SQUARE

CMC recommended to the Trustees that they approve the Jackson Square Agreement with respect to the Fund. CMC made the recommendation based upon, among other factors: the qualifications and performance of Jackson Square’s investment team, Jackson Square’s investment process and the belief that its investment strategies will complement the strategies of the Fund’s other subadvisers.

During a meeting on September 18, 2020, the Trustees met with representatives of Jackson Square and received a presentation discussing Jackson Square’s organizational structure, background, and investment philosophy and process. In advance of the meeting, the Trustees received written information that included: information as to the proposed allocation of assets among the Fund’s subadvisers; a summary of information about Jackson Square, including its investment professionals, process, philosophy, past performance and proposed subadvisory fees; and report from the Trust’s Interim Chief Compliance Officer as to her review of Jackson Square’s compliance program.

At the September 18, 2020 meeting, counsel to the Fund and Trustees reviewed with the Trustees the various factors relevant to their consideration of the Jackson Square Agreement and the Trustees’ responsibilities related to their review. The Trustees reviewed and analyzed a number of factors that the Trustees deemed relevant with respect to the Jackson Square Agreement. These factors included: the nature, extent, and quality of the services to be provided to the Fund by Jackson Square; Jackson Square’s investment process; Jackson Square’s historical performance record for its SMID-Cap Growth strategy; the qualifications and experience of the investment professionals who would be responsible for the management of their allocation of the Fund’s assets; and Jackson Square’s overall resources.

No single factor determined whether or not the agreement would be approved but rather the totality of factors considered was determinative. Following an analysis and discussion of the factors described below, the Trustees, including all of the Independent Trustees, approved the Jackson Square Agreement.

Nature, Extent, and Quality of Services Provided: The Trustees considered the specific investment processes Jackson Square would use in managing its allocation of the Fund’s assets. The Trustees looked at the qualifications of Jackson Square’s investment team who would be responsible for managing its allocation of the Fund’s assets. The Trustees concluded that the nature, extent, and quality of the subadvisory services expected to be provided by Jackson Square were appropriate for the Fund.

Investment Performance: The Trustees discussed Jackson Square’s performance record for the strategy it would use in managing its allocation of the Fund’s assets as compared to its strategy benchmark and the Fund’s benchmark. The Trustees noted that the strategy’s performance compared favorably to its strategy benchmark for the period since its inception in April 2005. The Trustees concluded that this data supported the decision to approve the Jackson Square Agreement.

Subadvisory Fee: The Trustees evaluated the proposed subadvisory fee schedule, which was negotiated at arm’s length by CMC. The Trustees noted that CMC, not the Fund, would pay the subadvisory fee to Jackson Square. The Trustees concluded that the proposed subadvisory fee schedule was reasonable given the nature, extent and quality of the subadvisory services to be performed by Jackson Square.

Benefits to the Subadviser: The Trustees considered the ancillary benefits that could accrue to Jackson Square due to its relationship with the Fund and noted that the relationship would be limited to the provision of subadvisory services. The Trustees concluded that no significant ancillary benefits would result from the Jackson Square Agreement.

Profitability: The Trustees considered that Jackson Square is an independent firm and that the subadvisory fee to be charged is the result of arm’s length bargaining between Jackson Square and CMC.

Economies of Scale: The Trustees noted that CMC, not the Fund, would pay the subadvisory fee to Jackson Square and that the Trustees consider on an annual basis whether economies of scale might be realized by CMC as the Fund’s assets grow and whether there also might be benefits from such growth for the Fund’s shareholders.

Other Considerations: The Trustees considered CMC’s judgment and recommendation that adding Jackson Square as a subadviser would add value to the Fund’s shareholders and would be complementary to the Fund’s other subadvisers.

Conclusion: After full consideration of the factors described above along with other information, with no single factor identified as being of paramount importance, the Trustees, including all of the Independent Trustees, concluded that the approval of the Jackson Square Agreement was in the best interests of the Fund and its shareholders and approved the Jackson Square Agreement, with the proposed fee to be paid by CMC out of its management fee.

GENERAL INFORMATION

Fund Custodian and Accounting Services Agent: The Fund’s Custodian and Accounting Services Agent is The Northern Trust Company, which is located at 50 South LaSalle Street, Chicago, Illinois 60603. The Trust, on behalf of the Fund, entered into a Custody Agreement and a Fund Administration and Accounting Services Agreement, each dated as of December 3, 2010 and amended April 27, 2012, pursuant to which The Northern Trust Company provides various services for the Fund, including custody, accounting, maintenance of certain Fund records, and calculation of the Fund’s net asset value.

Principal Underwriting Arrangements: The Fund does not have a Principal Underwriter.

Affiliated Brokerage Transactions: For the fiscal year ended December 31, 2019, the Fund did not pay any commission to any affiliated brokers.

Record or Beneficial Ownership: As of December 1, 2020, the fund had 22,360,431.6450 total shares outstanding and no persons or entities owned 5% or more of the outstanding shares of the Fund.

As of December 1, 2020, the executive officers and Trustees of the Trust owned the following outstanding shares of the Fund:

Name of Beneficial Owner	Title of Class*	Amount and nature of beneficial ownership	Percent of Class*
Sara G. Dent 30 E. 7th Street St. Paul, MN 55101	N/A	235,831.254 (sole voting and investment control) 49,208.037 (as beneficiary of trust(s))	1.27%
James E. Johnson 30 E. 7th Street St. Paul, MN 55101	N/A	13,891.885 (sole voting and investment control)	**
Charles W. Rasmussen 30 E. 7th Street St. Paul, MN 55101	N/A	38,485.123 (sole voting and investment control) 65,933.471 (as beneficiary of trust(s))	**
Laura E. Rasmussen 30 E. 7th Street St. Paul, MN 55101	N/A	23,375.861 (sole voting and investment control)	**
E. Rodman Titcomb, Jr. 30 E. 7th Street St. Paul, MN 55101	N/A	20,115.112 (sole voting and investment control) 37,634.415 (as beneficiary of trust(s))	**
Lindsay R. Schack 30 E. 7th Street St. Paul, MN 55101	N/A	1,873.753 (sole voting and investment control)	**
David M. Weyerhaeuser 30 E. 7th Street St. Paul, MN 55101	N/A	27,453.437 (sole voting and investment control) 40,460.427 (as beneficiary of trust(s))	**
Justin H. Weyerhaeuser 30 E. 7th Street St. Paul, MN 55101	N/A	73,693.243 (sole voting and investment control) 117,394.912 (as beneficiary of trust(s))	**
All executive officers and Trustees as a group	N/A	745,350.930	3.33%

*The Fund does not offer separate classes of shares. The percentage provided represents the percentage of ownership of the total outstanding shares of the Fund.

**The beneficial owner owned less than 1% of the total outstanding shares of the Fund.

HOUSEHOLDING

Only one copy of this Information Statement may be sent to households, even if more than one person in a household is a Fund shareholder of record, unless the Trust has received instructions to the contrary. If you need additional copies of this Information Statement, please contact the Trust toll-free at (855) 684-9144 or write the Trust at P.O. Box 4766, Chicago, IL 60680-4766. If you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would prefer to receive just one copy for the household, contact the Trust toll-free at (855) 684-9144 or write the Trust at P.O. Box 4766, Chicago, IL 60680-4766.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Trust’s most recent semi-annual report dated June 30, 2020, and may be obtained by contacting the Trust toll-free at (855) 684-9144 or writing the Trust at P.O. Box 4766, Chicago, IL 60680-4766. Shareholders may also obtain a copy of the Trust’s most recent annual report dated December 31, 2019, without charge, by contacting the Trust at such phone number or address.